EXHIBIT 11b


                              AMERITECH CORPORATION
                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                                   (Unaudited)


                                           Three Months Ended
                                              September 30
                                             -------------
                                          1997              1996
                                          ----              ----
Net income                           $613,298,000      $518,575,000
                                     ============      ============


Weighted average number of
shares outstanding                    549,035,348       549,830,266

Additional dilutive effect of
outstanding options (as determined
by the application of the treasury
stock method)                           2,228,963         2,760,246
                                     ------------      ------------

Weighted average shares outstanding
on which fully diluted earnings
per share are based                   551,264,311       552,590,512
                                     ============      ============
Fully diluted earnings per share            $1.11             $0.94
                                     ============      ============


We submit this calculation in accordance with Regulation S-K,Item 601(b)11. It is not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because it results in dilution of less than three percent.


We have restated amounts for the prior year to include the windfall tax benefit in our determination of the dilutive effect of outstanding options.